Exhibit 99.1

SUMMARY HISTORICAL FINANCIAL INFORMATION OF M I ACQUISITIONS

The following table shows summary historical financial information of M I Acquisitions for the periods and as of the dates indicated. The summary historical financial information of M I Acquisitions as of December 31, 2017, 2016 and 2015, for the years ended December 31, 2017 and 2016, and for the period from April 23, 2015 (Inception) through December 31, 2015 was derived from the audited historical financial statements of M I Acquisitions and the summary financial information as of June 30, 2018 and for the six-month periods ended June 30, 2018 and 2017 were derived from the unaudited financial statements as of June 30, 2018 and for the six months ended June 30, 2018 and 2017.

	Six Months Ended June 30,		Year Ended December 31,		Period from April 23, 2015 (Inception) through
	2018	2017	2017	2016	December 31, 2015
Statement of Operations Data:
Total expenses	$702,600	$407,501	$951,721	$173,196	$10,226
Operating loss	(702,600)	(401,501)	(951,721)	(173,196)	(10,226)
Other income:
Interest income	393,315	143,632	399,166	37,701	-
Extinguishment of debt	-	-	-	27,500	-
Settlement income	-	-	427,701	-	-
Net loss	$(309,285)	$(263,869)	$(124,854)	$(107,995)	$(10,226)
Net loss per shares of common stock - basic and diluted	$(0.28)	$(0.16)	$(0.19)	$(0.06)	$(0.01)
Weighted average shares of common stock outstanding - basic and diluted	2,352,922	2,319,266	2,330,884	1,664,794	1,250,000

	As of June 30,	As of December 31,
	2018	2017	2016	2015
Balance Sheet Data:
Total assets	$51,933,300	$55,264,031	$55,150,604	$183,957
Total liabilities	2,392,523	1,450,430	1,212,149	169,183
Common stock subject to possible conversion	44,540,771	48,813,595	48,938,449	-
Total stockholders' equity	5,000,006	5,000,006	5,000,006	14,774

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